Exhibit 99.1

Generation Bio Announces CEO Transition

-Geoff McDonough, MD to step down as CEO & President and become Chair of the Company’s Board of Directors

-Current Chief Legal Officer Yalonda Howze, JD named Interim CEO & President

CAMBRIDGE, MASS., October 22, 2025 -- Generation Bio Co. (Nasdaq: GBIO), a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases, today announced that Geoff McDonough, MD will step down as Chief Executive Officer and President, and will Chair the company’s Board of Directors. The Board has appointed Yalonda Howze, JD, as Interim Chief Executive Officer and President. Ms. Howze has served as the Company’s Chief Legal Officer since joining in April 2023. Jason Rhodes will step down as Chair of the Board and will remain a Board Director. These changes will be effective October 31, 2025.

“Geoff has been instrumental in building Generation Bio, and we look forward to his leadership as Board Chair.” said Jason Rhodes, former Board Chair of Generation Bio. “We have the highest confidence in Yalonda’s ability to lead Generation Bio in her new role during this time of transition for the company.”

About Generation Bio

Generation Bio is a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases. The company is developing redosable therapeutics that reprogram T cells in vivo to reduce or eliminate the production and persistence of autoreactive T cells, which erroneously recognize and attack the body’s own tissues, causing autoimmune diseases. Generation Bio’s innovative approach leverages cell-targeted lipid nanoparticles (ctLNP) to selectively deliver small interfering RNA (siRNA) to T cells. This combination of selective delivery and an intracellular, genetically precise mechanism of target engagement could unlock a series of high-value, historically undruggable disease-driving genes in autoimmunity.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s leadership transition, the company’s strategic alternatives process, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties as to the company’s ability to successfully pursue a strategic alternative transaction on attractive terms, or at all; whether the chief executive officer transition will be successful; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Kevin Conway

Generation Bio

investors@generationbio.com

(857) 371-4721